UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 4, 2009 (April 30, 2009)
I2 TELECOM INTERNATIONAL, INC.
(Exact name of Company as specified in its charter)
Washington	0-27704	91-1426372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5070 Old Ellis Pointe, Suite 110, Roswell, Georgia	30076
(Address of principal executive offices)	(Zip Code)
Company’s telephone number, including area code:	(404) 567-4750
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by i2 Telecom International, Inc. (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company’s or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01 Entry into a Material Definitive Agreement.

$500,000 Bridge Financing

On April 30, 2009 (the “April Financing Date”), i2 Telecom International, Inc. (the “Company”) closed a financing transaction with 10 accredited investors (collectively the “Investors”) in which it sold to each such Investor (i) 12% Non-Negotiable Secured Promissory Notes with an aggregate principal balance of $500,000 (the “$500,000 Notes”) and (ii) a 5-year warrant to purchase up to 5,000,000 shares of the Company’s common stock, no par value, at $0.08 per share (the “Warrants”). Each $500,000 Note also includes the payment of either (i) a loan origination fee of $50,000 or (ii) $100,000 of the Company’s common stock. The Investors were also granted an aggregate 5% participation in future monetization, sales, licenses, and royalty revenues for the Company’s patent #7,460,480, “Dynamically Adapting the Transmission Rate of Packets in Real-Time VoIP Communications to the Available Bandwidth” technology (“Patent Participation”).

The “$500,000 Maturity Date” of the $500,000 Notes is the sooner of (i) 3 business days after the closing of a financing for a minimum of $4,000,000 (the “Financing”) by the Company (the “Closing Date”) and (ii) 90 days from the April Financing Date. If the Company does not pay the principal of the $500,000 Notes and any accrued interest thereon by the $500,000 Maturity Date, then (i) the Company must issue to each Investor an additional 5-year warrant to purchase an aggregate 2,500,000 shares of the Company’s common stock at $0.08 per share for each thirty (30) day period that the $500,000 Notes and any accrued interest thereon go unpaid (“Additional Warrants”), and (ii) the Patent Participation shall increase by an additional 1.25%. If the Closing Date does not occur within 90 days of the April Financing Date, then (i) the entire principal and any accrued interest thereon will be due and payable on the Investors’ demand at any time after the $500,000 Maturity Date, and (ii) the interest rate will increase to 18%.

If the Company obtains less than $4,000,000 in financing, then the Company shall pre-pay each Investor (i) fifty percent (50%) of the total principal and interest due upon the completion of $2,000,000 in total financing; and (ii) seventy-five percent (75%) of the total principal and interest due upon the completion of $3,000,000 in total financing. The $500,000 Notes are secured by all assets of the Company, subordinated to $1,512,500 of senior secured debt and pari-passu with $3,525,000 of subordinated secured debt.

The Company shall provide “piggyback” registration rights for the Warrants and Additional Warrants on any registration statement filed within 180 days of the April Financing Date. The holders of the Warrants also have the right to participate in any registration for a registered public offering involving an underwriting. Additionally, the holders of at least a majority of the Warrants may submit a written request after 180 days from the April Financing Date demanding that the Company register the Warrants, pursuant to which the Company shall use its best efforts to prepare and file a registration statement within forty-five (45) days after receipt of such request.

The foregoing securities were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and the rules promulgated thereunder. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

The foregoing discussion provides only a brief description of the documents described above. The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1 to 10.4.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01, which is incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exh. No.	Description
10.1	Form of Non-Negotiable Secured Promissory Note
10.2	Form of Term Loan Agreement
10.3	Form of Warrant
10.4	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I2 TELECOM INTERNATIONAL, INC.
(Company)

Date	May 4, 2009
By:		/s/ Paul Arena
Name		Paul Arena
Title:		Chief Financial Officer